Exhibit 3.1

Territory of the British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Amended and Restated

Memorandum and Articles

of Association

of

Iroko Pharmaceuticals Inc.

Incorporated the 10th day of September 2012

Amended and restated by resolution dated the 10th day of July 2013

Incorporated in the British Virgin Islands

Territory of the British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Amended and Restated

Memorandum of Association

of

Iroko Pharmaceuticals Inc.

Amended and restated by resolution dated the 10th day of July 2013

NAME

1.	The name of the Company is Iroko Pharmaceuticals Inc.

REGISTERED OFFICE AND REGISTERED AGENT

2.	The first registered office of the Company is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.	The first registered agent of the Company is Jordans Trust Company (BVI) Limited of Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.

4.	The Company may by resolution of members or by resolution of directors change the location of its registered office or change its registered agent.

5.	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

GENERAL OBJECTS AND POWERS

6.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of Sub-Paragraph (a), full rights, powers and privileges.

7.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

LIMITATION OF LIABILITY

8.	The Company is a company limited by shares.

9.	The liability of each member is limited to:

(a)	the amount from time to time unpaid on that member’s shares;

(b)	(where applicable) any liability expressly provided for in this Memorandum or the Articles; and

(c)	any liability to repay a distribution pursuant to section 58(1) of the Act.

10.	A member has no liability, as a member, for the liabilities of the Company.

NUMBER AND CLASSES OF SHARES

11.	The Company is authorised to issue three classes of shares as follows:

(a)	an unlimited number of ordinary shares with a par value of US$0.01 each (each such share designated as an “Ordinary Share” and together the “Ordinary Shares”);

(b)	an unlimited number of class 1 ordinary shares with a par value of US$0.01 each (each such share designated as a “Class 1 Ordinary Share” and together the “Class 1 Ordinary Shares”); and

(c)	an unlimited number of preference shares with a par value of US$0.01 each (each such share designated as a “Preference Share” and together the “Preference Shares”).

12.	In addition, the Board of Directors may, from time to time, create and authorise one or more new class of shares pursuant to Paragraphs 28, 29 and 30 (any such new class, a “New Class of Shares” and the shares of any such new class, the “New Shares”).

13.	Subject always to Paragraphs 15 through 18B, the Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

14.	The shares in the Company shall be issued in the currency of the United States of America.

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF ORDINARY SHARES

15.	Dividends: Subject always to this Memorandum (including, without limitation, Paragraphs 18A and 18B), the provisions of the Articles and the prior rights of holders of classes of Equity Securities of the Company having prior rights as to dividends, the holders of Ordinary Shares shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. For the avoidance of any doubt, the Ordinary Shares and the Class 1 Ordinary Shares shall rank pari passu in respect of any dividends as may be declared from time to time by the Board of Directors.

16.	Liquidation: Subject always to this Memorandum (including, without limitation, Paragraphs 18A and 18B), the provisions of the Articles and the prior rights of holders of classes of Equity Securities of the Company having prior rights upon the occurrence of a liquidation of the Company, upon the occurrence of a liquidation of the Company each holder of Ordinary Shares shall be entitled to receive a distribution in respect of its Ordinary Shares from the remaining assets of the Company or the proceeds of such liquidation legally available for distribution, in an amount equal to the aggregate amount of such assets or proceeds available for distribution to all holders of Ordinary Shares, multiplied by the quotient of (i) the number of Ordinary Shares held by such holder as of such time, divided by (ii) the total number of Ordinary Shares issued and outstanding as of such time.

17.	Voting Rights:

(a)	Each holder of Ordinary Shares shall be entitled to notice of any meeting of members and shall be entitled to vote upon such matters and in such manner as provided in this Memorandum and the Articles.

(b)	Any New Class of Shares created and authorised pursuant to Paragraphs 28 and 29 shall have such voting and other powers as are fixed by the Board of Directors in the resolution of directors establishing such New Class of Shares, which may include, without limitation, the ability to vote together as one class with the holders of Ordinary Shares on all matters submitted to a vote of the members.

(c)	Each holder of Ordinary Shares shall be entitled to one (1) vote for each Ordinary Share held as of the applicable date on any matter that is submitted to a vote of the members.

18.	Equal Status: Ordinary Shares shall have the same rights and privileges and rank equally, share rateably and be identical in all respects for all matters.

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF PREFERENCE SHARES

18A.	The Preference Shares shall confer on the holders thereof and shall be subject to the following rights, privileges, restrictions and conditions (in addition to any rights, privileges, restrictions and conditions attaching to the Preference Shares as provided for elsewhere in this Memorandum or in the Articles):

(a)	Voting

Each holder of Preference Shares shall be entitled to notice of any meeting of members and shall be entitled to vote upon such matters and in such manner as provided in this Memorandum and the Articles.

Each holder of Preference Shares shall be entitled to one (1) vote for each Preference Share held as of the applicable date on any matter that is submitted to a vote of the members.

(b)	Dividends

(i)	The holders of the Preference Shares shall be entitled to receive out of any assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend on the Class 1 Ordinary Shares or the Ordinary Shares, a cumulative dividend on each Preference Share at an internal rate of return of 20% (compounded annually) of the Effective Price (as defined below), calculated beginning as of the Effective Date (as defined below), per annum, calculated monthly in arrears and pro-rated on a daily basis for periods of less than one month (the “Preferred Dividends”).

(ii)	If a Preference Share is in issue for less than a full calendar month, the dividends shall accumulate for that month on a pro rata basis based on the number of days that such Preference Share was in issue during that month. Accrued dividends shall not bear interest as against the Company. Declared and/or accrued but unpaid Preferred Dividends will be paid upon a Liquidation Event (as defined below), in the form of either (i) cash or (ii) additional Preference Shares based on the Effective Price (as defined below) plus cash in lieu of any fractional Preference Share(s).

(iii)	Any amounts to be so paid for which assets of the Company are not legally available shall be paid promptly as assets become legally available therefor. No dividend shall be paid by the Company on the Ordinary Shares unless and until the holders of the Preference Shares have received the Liquidation Amount (as defined below).

(iv)	For the purposes of this Paragraph 18A:

“Effective Date” means (i) with respect to the Preference Shares issued in connection with (a) the Applications for Shares (as defined below) or (b) the Stock Purchase Agreement (as defined below), the relevant date set forth in the Schedule to this Memorandum and (ii) with respect to any Preference Share(s) issued after 27 March 2013 (other than, for the avoidance of any doubt, the Preference Shares issued pursuant to the Applications for Shares (as defined below)), the issuance date of such Preference Share(s).

“Effective Price” means US$1.00 per share (as adjusted for any division or combination or similar event in relation to the shares).

“Applications for Shares” means those certain Applications for Shares dated 12 April 2013, by and between Cordial Investments Inc. and the Company.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated 21 December 2012, as amended on 12 April 2013, by and between Cordial Investments Inc. and the Company.

(c)	Liquidation preference

(i)	Upon the occurrence of any Liquidation Event (as defined in Paragraph 18A(c)(iii)), the holders of the Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Ordinary Shares or any other security ranking junior in priority to the Preference Shares by reason of their ownership thereof, an amount equal to (A) the Effective Price per Preference Share (as adjusted for any division or combination or similar event in relation to such shares occurring after the date of this Memorandum) plus (B) an amount equal to any accrued and/or declared but unpaid dividends (together, the “Liquidation Amount”).

If, upon the occurrence of such an event, the assets thus distributed among the holders of the Preference Shares shall be insufficient to permit the payment to such holders of the full Liquidation Amount, then the entire assets of the Company legally available for distribution shall be distributed rateably among the holders of the Preference Shares in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

(ii)	After payment to the holders of the Preference Shares of the amounts set forth in Paragraph 18A(c)(i), any additional remaining assets shall be distributed rateably to the holders of the Ordinary Shares based on the number of Ordinary Shares held by each such holder.

(iii)	Unless waived in any specific instance by a resolution of members, a “Liquidation Event” shall be defined as any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, and shall be deemed to include:

(A)	the acquisition of the Company by means of any transaction or series of related transactions including, without limitation, any share purchase transaction, merger, consolidation or other form of reorganisation in which issued shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding:

(x)	any transaction effected for the purpose of continuing the Company as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands; and

(y)	the sale by the Company of shares to investors in bona fide equity financing transactions or in a sale of the Company’s shares in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, unless securities representing more than 50% of the total combined voting power of the voting securities of the surviving or acquiring entity or its direct or indirect parent entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Company’s members of record as constituted immediately prior to such transaction or series of related transactions; and

(B)	a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

In the event of a transaction specified in Paragraph 18A(c)(iii)(A) or Paragraph 18A(c)(iii)(B), the distribution date shall be deemed to be the date such transaction closes.

(iv)	If the consideration distributed to members in connection with any Liquidation Event is other than cash or securities, its value will be its fair market value as determined in good faith by the Board of Directors. Any securities to be delivered to the holders of the Preference Shares or the Ordinary Shares, as the case may be, shall be valued as follows:

(A)	if the securities are traded on a securities exchange, the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten trading day period ending three trading days prior to the distribution;

(B)	if the securities are actively traded over-the-counter, the value of the securities shall be deemed to be the average of the closing or bid prices (whichever is applicable) over the ten trading day period ending three trading days prior to the distribution; and

(C)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

For the purposes of this Paragraph 18A(c)(iv), “trading day” means any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be:

(x)	for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq

Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and

(y)	for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.

If, after the date of this Memorandum, the benchmark times generally accepted in the securities industry for determining the market price of a share as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(v)	The method of valuation of securities subject to any restriction(s) on free marketability (other than any restriction(s) arising solely by virtue of a member’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Paragraph 18A(c)(iv)(A) or Paragraph 18A(c)(iv)(B) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(vi)	The foregoing methods for valuing non-cash consideration to be distributed in connection with any liquidation, dissolution or winding up of the Company shall, with the appropriate approval of the definitive agreements and/or plans governing such liquidation, dissolution or winding up of the Company by the members, be superseded by the determination of such value set forth in the definitive agreements and/or plans covering such liquidation, dissolution or winding up of the Company.

(d)	Conversion

(i)	In lieu of the payment of any Liquidation Amount in cash, immediately following the pricing of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering (such date, the “Pricing Date”) pursuant to a registration statement under the Securities Act, covering the offer and sale of Ordinary Shares to the public in which the aggregate gross proceeds to the Company are at least US$50,000,000 (a “Qualified Public Offering”), the Preference Shares shall automatically be converted (without any action being required on the part of any members) into an aggregate number of fully paid and non-assessable Ordinary Shares that is equal to (A) the Ordinary Share Number (as defined below) multiplied by (B) the quotient of (1) the excess of (x) the Liquidation Amount minus (y) the Special Grant Value (as defined below), divided by (2) the Enterprise Value (as defined below).

“Pre-Money Value” means the aggregate value of Company’s outstanding Equity Securities as of the Pricing Date.

“Strike Price Value” means the aggregate exercise price of all options to purchase Class 1 Ordinary Shares of the Company outstanding as of the Pricing Date.

The “Enterprise Value” means the sum of the Strike Price Value and the Pre-Money Value.

The “Ordinary Share Number” means the quotient of (A) the sum of (1) 425,000,000 plus (2) the Strike Price Value, divided by (B) $17.00.

The “Special Grant Value” means 0.5% of the Pre-Money Value.

For the purposes of this Paragraph 18A(d), “non-assessable” means that there will be no further obligation on the holders of the Ordinary Shares issued upon the conversion of the Preference Shares (as referred to above) to make any further payment to the Company or its creditors in respect of a call on the Ordinary Shares.

(ii)	No fractional shares shall be issued upon the conversion of any Preference Share or Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up).

(iii)	Upon the conversion of the Preference Shares into Ordinary Shares pursuant to this Paragraph 18A(d), the register of members shall be updated promptly to reflect such conversion.

(iv)	The Company will pay all taxes (other than taxes based on or related to income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preference Shares pursuant to this Paragraph 18A(d), excluding any tax(es) or other charge(s) imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preference Shares so converted were registered.

(e)	Equal Status

Subject to the foregoing provisions of this Paragraph 18A, Preference Shares shall have the same rights and privileges and rank equally, share rateably and be identical in all respects for all matters.

(f)	Restrictions imposed by the Act

For the avoidance of any doubt, any payment(s), dividend(s) or distribution(s) contemplated by Paragraphs 18A(b) and 18A(c), respectively, shall be subject always to any requirements or restrictions imposed by the Act.

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF CLASS 1 ORDINARY SHARES

18B.	The Class 1 Ordinary Shares shall confer on the holders thereof and shall be subject to the following rights, privileges, restrictions and conditions (in addition to any rights, privileges, restrictions and conditions attaching to the Class 1 Ordinary Shares as provided for elsewhere in this Memorandum or in the Articles):

(a)	Voting

Each holder of Class 1 Ordinary Shares shall be entitled to notice of any meeting of members and shall be entitled to vote upon such matters and in such manner as provided in this Memorandum and the Articles.

Each holder of Class 1 Ordinary Shares shall be entitled to one (1) vote for each Class 1 Ordinary Share held as of the applicable date on any matter that is submitted to a vote of the members.

(b)	Dividends

Subject always to this Memorandum (including, without limitation, Paragraphs 18A), the provisions of the Articles and the prior rights of holders of classes of Equity Securities of the Company having prior rights as to dividends, the holders of the Class 1 Ordinary Shares shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. For the avoidance of any doubt, the Ordinary Shares and the Class 1 Ordinary Shares shall rank pari passu in respect of any dividends as may be declared from time to time by the Board of Directors.

(c)	Conversion

(i)	Immediately following the pricing of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, covering the offer and sale of Ordinary Shares to the public in which the aggregate gross proceeds to the Company are at least US$50,000,000 (a “Qualified Public Offering”), each Class 1 Ordinary Share that is outstanding shall automatically be converted (without any action being required on the part of any members) into a number of Ordinary Shares that is equal to one multiplied by the Class 1 Ordinary Share Conversion Ratio (as defined below).

The “Class 1 Ordinary Share Amount” means (A) the Ordinary Share Number multiplied by (B) the quotient of (1) the excess of (x) the Enterprise Value minus (y) the sum (i) the Liquidation Amount plus (ii) the Special Grant Value, divided by (2) the Enterprise Value.

The “Class 1 Ordinary Share Conversion Ratio” means the quotient of (A) the Class 1 Ordinary Share Amount divided by (B) the total number of Class 1 Ordinary Shares and options to purchase Class 1 Ordinary Shares that are outstanding as of the Pricing Date.

(ii)	No fractional shares shall be issued upon the conversion of any Class 1 Ordinary Share, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up).

(iii)	Upon the conversion of the Class 1 Ordinary Shares into Ordinary Shares pursuant to this Paragraph 18B(c), the register of members shall be updated promptly to reflect such conversion.

(iv)	The Company will pay all taxes (other than taxes based on or related to income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Class 1 Ordinary Shares pursuant to this Paragraph 18B(c), excluding any tax(es) or other charge(s) imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Class 1 Ordinary Shares so converted were registered.

(d)	Equal Status

Subject to the foregoing provisions of this Paragraph 18B, Class 1 Ordinary Shares shall have the same rights and privileges and rank equally, share rateably and be identical in all respects for all matters.

(e)	Restrictions imposed by the Act

For the avoidance of any doubt, any payment(s), dividend(s) or distribution(s) contemplated by Paragraph 18B(b) shall be subject always to any requirements or restrictions imposed by the Act.

REDEMPTION

19.	(a)	Subject always to Sub-Paragraphs (b) and (c), Paragraphs 18A and 18B, and the Articles, the directors may at their discretion by resolution of directors redeem, purchase or otherwise acquire all or any of the shares.

(b)

Notwithstanding any other provision of this Memorandum or the Articles (but subject always to applicable Law), the directors may at their discretion by resolution of directors purchase, redeem or otherwise acquire all or any of the shares held by any one or more members (without the need to make any offer to purchase, redeem or otherwise acquire all or any of the shares held by any other member or members) in circumstances where such member or members acquired such share or shares pursuant to or in connection with a share option programme, share issuance programme or other similar programme provided (from time to time) by the Company and such member or members is/are contractually obliged (whether pursuant to the terms and conditions of the relevant programme or otherwise) to sell the share or shares to the Company.

(c)	For the avoidance of any doubt, a member who is contractually obliged to sell any share or shares to the Company (as contemplated by Sub-Paragraph (b)) has consented to such share or shares being purchased, redeemed or otherwise acquired by the Company, and Regulation 20 shall be construed accordingly.

VARIATION OF RIGHTS

20.	The rights attached to any class of shares may only be varied, whether or not the Company is being wound up, by a resolution passed by the holders of more than 50% of the issued shares of that class and the holders of more than 50% of the issued shares of any other class of shares that would be adversely affected by such variation.

RIGHTS NOT VARIED BY THE ISSUANCE OF SHARES PARI PASSU

21.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

REGISTERED SHARES

22.	The Company shall issue registered shares only.

23.	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

TRANSFER OF REGISTERED SHARES

24.	Shares in the Company may be transferred subject to the provisions relating to the transfer of shares set forth in the Articles.

AMENDMENT OF MEMORANDUM AND ARTICLES

25.	(a)	Subject always to Paragraphs 20, 25(b) and 30 herein, the Company may amend this Memorandum and the Articles by a resolution of members or by a resolution of directors, save that no amendment may be made by resolution of directors:

(i)	to restrict the rights or powers of the members to amend this Memorandum or the Articles;

(ii)	to change the percentage of members required to pass a resolution of members to amend this Memorandum or the Articles;

(iii)	in circumstances where this Memorandum or the Articles cannot be amended by the members; or

(iv)	to Paragraphs 15 through 21 or this Paragraph 25.

(b)	If, at any time, the Cordial Group no longer beneficially owns at least 50% of the then-outstanding Ordinary Shares, the members may only amend this Memorandum and the Articles by a resolution of members holding at least 75% of the voting power of the then-outstanding voting shares of the Company.

(c)	Notwithstanding Sub-Paragraphs (a) and (b), the Board of Directors may at any time, by resolution of directors (but subject always to any applicable filing requirements of the Registrar), remove any provisions and/or definitions from this Memorandum or the Articles that relate to a class or series of shares that has ceased to be outstanding.

(d)	Notwithstanding anything to the contrary in this Memorandum or the Articles, the Company may only amend Paragraph 11(a) with the unanimous consent of the holders of the issued Preference Shares for the time being.

For the avoidance of any doubt, upon (i) the conversion of the Preference Shares into Ordinary Shares pursuant to Paragraph 18A(d) (upon which conversion the Preference Shares shall constitute a class of shares that has ceased to be outstanding for the purposes of Sub-Paragraph (c)) and (ii) the conversion of the Class 1 Ordinary Shares into Ordinary Shares pursuant to Paragraph 18B(c) (upon which conversion the Class 1 Ordinary Shares shall constitute a class of shares that has ceased to be outstanding for the purposes of Sub-Paragraph (c)), the Board of Directors may at any time, by resolution of directors (but subject always to any applicable filing requirements of the Registrar), remove this Sub-Paragraph (d), Paragraphs 11(b) and 11(c), and Paragraphs 18A and 18B from this Memorandum and remove any other provisions and/or definitions from this Memorandum and the Articles that relate to the Preference Shares and/or the Class 1 Ordinary Shares.

26.	Any amendment to this Memorandum or the Articles will take effect upon the registration by the Registrar of a notice of such amendment, or restated Memorandum and Articles, filed by the registered agent of the Company.

27.	Nothing in this Memorandum or the Articles shall preclude the Board of Directors from amending this Memorandum for the purpose of creating New Classes of Shares in accordance with this Memorandum and the Articles, provided that Paragraphs 15 through 18B are not amended other than as contemplated by Paragraphs 20 and/or 30.

28.	One or more New Classes of Shares may be created and authorised from time to time by the Board of Directors, without obtaining the consent of any member or class of members. For this purpose, additional Paragraphs may be inserted into this Memorandum that shall specify the voting and other powers (if any) attaching to any New Class of Shares, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Except as otherwise provided in this Memorandum or the Articles, New Shares may be issued from time to time at such prices and on such terms as the Board of Directors deems advisable.

29.	The authority of the Board of Directors with respect to the establishment of the powers, preferences and relative, participating, optional and other special rights of any New Class of Shares, and the qualifications, limitations or restrictions thereof, shall include, but not be limited to, the determination or fixing of the following:

(a)	the dividend rate of such New Class of Shares, the conditions and dates upon which such dividends will be payable, the relation that such dividends will bear to the dividends payable on any other class of shares and whether such dividends shall be cumulative or non-cumulative;

(b)	whether the New Shares will be subject to redemption for cash, property or rights, including securities of the Company or of any other corporation, by the Company at the option of the Company or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

(c)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class;

(d)	whether or not the New Shares will be convertible into, or exchangeable for, at the option of either the holder or the Company or upon the happening of a specified event, shares of any other class of shares, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

(e)	the restrictions, if any, on the issue or reissue of any New Shares;

(f)	the provisions as to voting (which may be one or more votes per share or a fraction of a vote per share) and the number of votes of the New Shares relative to the Ordinary Shares and any other class of shares, optional and/or other special rights and preferences, if any, and whether the New Shares shall vote separately from other classes of shares; and

(g)	the rights of the holders of the New Shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

30.	The Company may, by resolution of directors, make such modifications to this Memorandum and the Articles as are necessary to admit additional members following the creation, authorisation and issuance of a New Class of Shares. The Company shall notify all members after any such amendment has taken effect.

31.	If any class of the Company’s shares shall be entitled to more or less than one vote for any share on any matter, every reference in this Memorandum and in any relevant provision of Law to a majority or other proportion of shares shall refer to such majority or other proportion of the votes attached to such class of shares or if such class of shares votes together with another class of shares, the majority or other proportion of the votes attached to such classes of shares.

SEPARATE LEGAL ENTITY AND PERPETUAL EXISTENCE

32.	In accordance with section 27 of the Act, the Company is a legal entity in its own right separate from its members and continues in existence until it is dissolved.

EFFECT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

33.	In accordance with section 11(1) of the Act, this Memorandum and the Articles are binding as between:

(a)	the Company and each member of the Company; and

(b)	each member of the Company.

34.	In accordance with section 11(2) of the Act, the Company, the Board of Directors, each director and each member of the Company has the rights, powers, duties and obligations set out in the Act except to the extent that they are negated or modified, as permitted by the Act, by this Memorandum or the Articles.

35.	In accordance with section 11(3) of the Act, this Memorandum and the Articles have no effect to the extent that they contravene or are inconsistent with the Act.

DEEMING PROVISION

36.	For the purposes of section 9 of the Act, any rights, privileges, restrictions and conditions attaching to any of the shares as provided for in the Articles are deemed to be set out and stated in full in this Memorandum.

DEFINITIONS

37.	Words used in this Memorandum and not defined herein shall have the respective meanings ascribed to them in the Articles.

Schedule

Effective Date	Number of Preference Shares
10 August 2010	74,893,500
16 August 2011	17,964,608
14 September 2011	5,535,393
23 March 2012	14,000,000
26 June 2012	10,000,000
8 August 2012	9,000,000
20 September 2012	5,000,000
11 October 2012	6,000,000
15 November 2012	15,000,000
8 February 2013	5,000,000
15 March 2013	10,000,000

We, Jordans Trust Company (BVI) Limited of Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on 10 September 2012:

Incorporator

Signed:

Ouida Nisbett

Authorised Signatory

Jordans Trust Company (BVI) Limited

Territory of the British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Amended and Restated

Articles of Association

of

Iroko Pharmaceuticals Inc.

Amended and restated by resolution dated the 10th day of July 2013

PRELIMINARY

1. In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof. Words used in these Articles and not otherwise defined shall have the meanings ascribed to them in the Memorandum.

Words	Meaning

Act	The BVI Business Companies Act, 2004 (as amended).

Articles	The Articles of Association of the Company as originally framed or as from time to time amended.

Board of Directors	The Board of Directors of the Company.

Business Day	Any day, except a Saturday, Sunday or day on which banking institutions are legally authorised to close in New York City or in the British Virgin Islands.

Cordial Group	(a) Cordial Investments Inc., a company incorporated under the laws of the British Virgin Islands (“Cordial”); (b) Cordial’s successors in interest pursuant to a merger, reorganisation, or similar transaction (“Successor”); (c) Cordial’s (or Successor’s) equity holders (including equity holders thereof); or (d) affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the foregoing, in each case as may exist from time to time.

Derivative	An agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the person or persons entering into such Derivative with respect to shares of the Company.

Distribution	In relation to a distribution by the Company to a member, the direct or indirect transfer of an asset, other than shares, to or for the benefit of the member, or the incurring of a debt to or for the benefit of a member, in relation to shares held by such member, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend.

Equity Securities	With respect to any entity, all forms of equity securities in such entity or any successor of such entity (however designated, whether voting or non-voting), all securities convertible into or exchangeable or exercisable for such equity securities, and all warrants, options or other rights to purchase or acquire from such entity or any successor of such entity, such equity securities, or securities convertible into or exchangeable or exercisable for such equity securities, including, with respect to the Company, the Ordinary Shares and any Share Equivalents (including any New Class of Shares).

Exchange Act	The United States Securities Exchange Act of 1934, as amended from time to time.

Governmental Authority	Any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

Law	Any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

member	A person who holds shares in the Company and whose name is entered in the Company’s register of members as the registered holder of such shares.

Member Associated Person	With respect to any member, (i) any other beneficial owner of shares of the Company that are owned by such member and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the member or such beneficial owner.

Member Business	Any business brought before a meeting of members in accordance with Regulation 69(b)(ii).

Member Information	The information required by Regulation 69(d)(i)-69(d)(iii).

Member Nominee	A person nominated for election as a director in accordance with Regulation 69(b)(ii).

Memorandum	The Memorandum of Association of the Company as originally framed or as from time to time amended.

New Share Directors	Directors elected by the holders of any New Class of Shares.

Nominating Member	A member nominating persons for election as a director.

Notice of Business	Written notice given by or on behalf of a member of record of the Company and setting forth the information required by Regulation 69(d).

Notice of Nomination	Written notice given by or on behalf of a member of record of the Company setting forth the information required by Regulation 70(f).

Order	Any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

person	An association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organisation, including a Governmental Authority.

Proponent	A member proposing Member Business.

Public Disclosure	Means disclosure by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.

Registrar	Registrar of Corporate Affairs appointed under section 229 of the Act.

resolution of directors	(a) A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b) a resolution consented to in writing by a simple majority of the directors or a simple majority of the members of the committee, as the case may be,

except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

resolution of members	Except as otherwise provided in these Articles or in the Memorandum:

(a) a resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of:

(i) a simple majority of the votes of the shares entitled to vote thereon, voting together as a class, that were present at the meeting and were voted and not abstained; or

(ii) a simple majority of the votes of each class or series of shares that were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon that were present at the meeting and were voted and not abstained; or

(b) subject always to Regulation 68, a resolution approved in writing by the affirmative vote of:

(i) a simple majority of the votes of the shares entitled to vote thereon, voting together as a class; or

(ii) a simple majority of the votes of each class or series of shares entitled to vote thereon as a class or series and a simple majority of the votes of the remaining shares entitled to vote thereon,

in one or more instruments each signed by one or more of the members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

Secretary	The Secretary of the Company.

securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Securities Act	The United States Securities Act of 1933, as amended from time to time.

Share Equivalents	Any securities convertible into or exchangeable or exercisable for Ordinary Shares, and any warrants, options or other rights to purchase or acquire Ordinary Shares or securities convertible into or exchangeable or exercisable for Ordinary Shares.

shares	Collectively, Equity Securities of the Company, including the Ordinary Shares, the Class 1 Ordinary Shares, the Preference Shares and any New Class of Shares.

subsidiary	With respect to any specified person, (a) any corporation or company more than 50% of whose voting or capital stock is, as of the time in question, directly or indirectly owned by such person and (b) any partnership, joint venture, association, or other entity in which such person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

the Seal	Any Seal which has been duly adopted as the Seal of the Company.

treasury shares	Shares in the Company that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled.

Voting Commitment	With respect to any person, an agreement, arrangement, understanding, commitment or assurance as to how such person will act or vote as a director of the Company on any issue or question.

2. “Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including pdf, facsimile, telegram, cable or other form of writing produced by electronic communication.

3. Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others. A reference to a:

(a) “Regulation” is a reference to a regulation of the Articles;

(b) “Paragraph” is a reference to a paragraph of the Memorandum; and

(c) “Sub-Paragraph” is a reference to a sub-paragraph of the Memorandum.

5. A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6. A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

7. A reference to a provision of Law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation.

8. A reference to an agreement is a reference to that agreement as amended.

REGISTERED SHARES

9. Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company, or any other person authorised by resolution of directors, or under the Seal specifying the share or shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles; provided that the shares in the Company may be represented by uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such shares, or a combination of both certificated and uncertificated shares.

10. Any member receiving a share certificate for registered shares shall indemnify and hold the Company and its Board of Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of directors.

11. If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES

12. Subject to the provisions of these Articles, the Memorandum and any resolution of members, the unissued shares of the Company shall be at the disposal of the Board of Directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

13. No share in the Company may be issued until the consideration in respect thereof is fully paid, and when issued the share is for all purposes fully paid and non-assessable save that a share issued for a promissory note or other written obligation for payment of a debt may be issued subject to forfeiture in the manner prescribed in these Articles.

13A. The directors may, by resolution of directors, designate one or more committees of the Board of Directors, each consisting of one or more directors, for the purposes of considering and, if thought fit, authorising (a) the entry into, execution, delivery and performance by the Company of any agreements, documents, instruments, certificates or consents in connection with any share option programme, share issuance programme or other similar programme provided (from time to time) by the Company, and (b) the allotment and issuance of shares of the Company pursuant to or in connection with the terms of any share option programme, share issuance programme or other similar programme provided (from time to time) by the Company; and (subject always to Regulation 104) any such committee shall have (for such purposes) such powers and authorities of the Board of Directors as are set forth in the resolution of directors establishing the committee.

14. Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

15. Shares in the Company may be issued for such amount of consideration as the Board of Directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the Board of Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of Law is involved.

16. A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

17. Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

18. The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares. Notwithstanding the foregoing, in the event that the Company undertakes a division (but not a combination) of Ordinary Shares that results in a member who holds Ordinary Shares being entitled to receive a fraction of an Ordinary Share, then the Company shall compulsorily redeem and cancel any such fraction of an Ordinary Share and pay to such member in cash in U.S. dollars an amount (computed to the nearest U.S. cent) equal to the fraction multiplied by the fair market value per Ordinary Share as determined by the Board of Directors in good faith.

19. The Company may purchase, redeem or otherwise acquire and hold its own shares.

20. Subject to any provisions to the contrary in the Memorandum or these Articles, the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

21. No purchase, redemption or other acquisition of shares shall be made unless the resolution of directors relating to such purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the Company will be able to pay its debts as they fall due and the value of the assets of the Company will exceed its liabilities, and in the absence of fraud the decision of the Board of Directors as to the value of the assets of the Company is conclusive, unless a question of Law is involved.

22. A determination by the Board of Directors under the preceding Regulation is not required when shares are purchased, redeemed or otherwise acquired:

(a) pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(b) by virtue of the provisions of the Act; or

(c) pursuant to an order of the Court.

23. Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Regulation may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares of the Company, in which case they shall be cancelled but they shall be available for reissue.

24. Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50% of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon.

25. The Company may purchase, redeem or otherwise acquire its shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of:

(a) the Memorandum or these Articles; or

(b) a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

MORTGAGES AND CHARGES OF REGISTERED SHARES

26. Members may mortgage or charge their registered shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

27. In the case of the mortgage or charge of registered shares there may be entered in the register of members of the Company at the request of the registered holder of such shares:

(a) a statement that the shares held by him are mortgaged or charged;

(b) the name of the mortgagee or chargee; and

(c) the date on which the aforesaid particulars are entered in the register of members.

28. Where particulars of a mortgage or charge are registered, such particulars shall be cancelled:

(a) with the consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b) upon evidence satisfactory to the Board of Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Board of Directors shall consider necessary or desirable.

29. Whilst particulars of a mortgage or charge are registered, no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf.

FORFEITURE

30. When shares issued for a promissory note or other written obligation for payment of a debt have been issued subject to forfeiture, the provisions set forth in the following four regulations shall apply.

31. Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment pursuant to a promissory note or other written obligation to pay a debt.

32. The written notice specifying a date for payment shall:

(a) name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which payment required by the notice is to be made; and

(b) contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

33. Where a written notice has been issued and the requirements have not been complied with within the prescribed time, the Board of Directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

34. The Company is under no obligation to refund any monies to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIEN

35. The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board of Directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Regulation.

36. In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the Board of Directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

37. The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the Board of Directors may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

TRANSFER OF SHARES

38. Subject to any limitations in the Memorandum or these Articles, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Board of Directors may accept such evidence of a transfer of shares as they consider appropriate.

39. The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the register of members.

40. Subject to any limitations in the Memorandum or these Articles, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the register of members the name of the transferee of the share, save that the registration of transfers may be suspended and the register of members closed at such times and for such periods as the Company may from time to time by resolution of directors determine, provided that such registration shall not be suspended nor the register of members closed for more than 60 days in any period of 12 months.

TRANSMISSION OF SHARES

41. The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

42. The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member may be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the Board of Directors may obtain appropriate legal advice. The Board of Directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

43. Any person becoming entitled by operation of Law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the Board of Directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the Board of Directors shall treat it as such.

44. Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

45. What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN MAXIMUM AUTHORISED NUMBER OF SHARES

46. Subject to any limitations in the Memorandum or these Articles, the Company may by a resolution of directors amend the Memorandum to increase or reduce its maximum authorised number of shares, and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

47. The Company may by resolution of directors amend the Memorandum to:

(a) divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series; or

(b) combine the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series,

provided, however, that where shares are divided or combined under (a) or (b) of this Regulation, the aggregate par value, if any, of the new shares must be equal to the aggregate par value, if any, of the original shares.

MEETINGS AND CONSENTS OF MEMBERS

48. The Board of Directors may convene meetings of the members of the Company at such times and in such manner and places within or outside the British Virgin Islands as the Board of Directors considers necessary or desirable; provided that at least one meeting of members must be held each year.

49. Upon the written request of members entitled to exercise 30% or more of the voting rights in respect of a matter for which a meeting is requested, the Board of Directors shall convene a meeting of members. Any such request shall state the proposed purpose of the meeting.

50. The Board of Directors shall give not less than seven days’ notice of meetings of members to those persons whose names on the date the notice is given appear as members in the register of members of the Company and are entitled to vote at the meeting.

51. The Board of Directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

52. A meeting of members may be called on short notice:

(a) if members holding not less than 75% of the total number of shares entitled to vote on all matters to be considered at the meeting, or 75% of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 75% majority of the remaining votes, have agreed to short notice of the meeting, or

(b) if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting, and for this purpose presence at the meeting shall be deemed to constitute waiver.

53. The inadvertent failure of the Board of Directors to give notice of a meeting to a member, or the fact that a member has not received a notice that has been properly given, shall not invalidate the meeting.

54. A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

55. The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

56. An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy:

(Name of Company)

I/We being a member of the above Company with                  shares HEREBY APPOINT              of              or failing him              of              to be my/our proxy to vote for me/us at the meeting of members to be held on the              day of              and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this          day of

Member

A proxy need not be a member, and a member may appoint one or more than one person to act as his proxy. On a poll, votes may be given in person or by proxy, and a member entitled to more than one vote need not, if he votes, use all of his votes or cast all the votes he uses in the same way. The appointment of a proxy does not prevent a member from attending and voting in person at the meeting or an adjournment or on a poll. The appointment of a proxy is (unless the contrary is stated in such proxy) valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates and is valid for 12 months following the date of execution unless terminated earlier.

57. The following shall apply in respect of joint ownership of shares:

(a) if two or more persons hold shares jointly, each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c) if two or more of the joint owners are present in person or by proxy they must vote as one.

58. A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

59. A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If such a quorum be present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter, and a certificate signed by such person, accompanied where such person is a proxy by a copy of the proxy form, shall constitute a valid resolution of members.

60. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of members, shall be dissolved; in any other case, it shall be adjourned to the next Business Day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the Board of Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum, but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.

61. At every meeting of members, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed form of proxy at the meeting shall preside as Chairman, failing which the oldest individual member or representative of a member present shall take the chair.

62. The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

63. At any meeting of the members, the Chairman shall be responsible for deciding in such manner as he shall consider appropriate, whether any resolution has been carried or not, and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the Chairman shall have any doubt as to the outcome of any resolution put to the vote, he or she shall cause a poll to be taken of all votes cast upon such resolution, but if the Chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the Chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the Chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting the result thereof shall be duly recorded in the minutes of that meeting by the Chairman.

64. Any person other than an individual shall be regarded as one member and, subject to the specific provisions hereinafter contained for the appointment of representatives of such persons, the right of any individual to speak for or represent such member shall be determined by the Law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Board of Directors may in good faith seek legal advice from any qualified person, and unless and until a court of competent jurisdiction shall otherwise rule, the Board of Directors may rely and act upon such advice without incurring any liability to any member.

65. Any person other than an individual which is a member of the Company may by resolution of its Board of Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

66. The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

67. Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

68. Except as otherwise provided for in the Memorandum or these Articles, or as otherwise provided for or fixed pursuant to the rights of holders of any New Class of Shares with respect to resolutions of members holding New Shares, a resolution of members is valid only if approved at a duly convened and constituted meeting of members by the affirmative vote of a simple majority of the votes of the shares entitled to vote thereon, voting together as one class, that were present at the meeting and were voted and not abstained, and no action may be taken by members except at a duly convened and constituted meeting of members. Members may act by written consent provided that if, at any time, the Cordial Group no longer beneficially owns at least 50% of the then-outstanding shares, no action may be taken by members by written consent unless the action to be effected by written consent of the members and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors.

69.

(a) A meeting of members for the election of directors and other business shall be held annually at such date and time as may be designated by the Board of Directors from time to time.

(b) At an annual meeting of members, only business (other than business relating to the nomination or election of directors, which is governed by Regulation 70) that has been properly brought before the meeting of members in accordance with the procedures set forth in this Regulation 69 shall be conducted. To be properly brought before a meeting of members, such business must be brought before the meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by a member who (a) was a member of record of the Company when the notice required by this Regulation 69 is delivered to the Secretary and at the time of the meeting, (b) is entitled to vote at the meeting and (c) complies with the notice and other provisions of this Regulation 69. Subject to Regulation 69(i), and except with respect to nominations or elections of directors, which are governed by Regulation 70, Regulation 69(b)(ii) is the exclusive means by which a member may bring business before a meeting of members.

(c) Subject to Regulation 69(i), at any annual meeting of members, all proposals of Member Business must be made by timely Notice of Business and must otherwise be a proper matter for member action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at the principal executive office of the Company, addressed to the Secretary, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of members; provided, however, that if (i) the annual meeting of members is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the prior year’s annual meeting of members, (ii) no annual meeting was held during the prior year or (iii) in the case of the Company’s first annual meeting of members as a company with a class of equity securities registered under the Exchange Act, the notice by the member to be timely must be received (a) no earlier than 120 days before such annual meeting and (b) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a meeting of members commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d) A Notice of Business must set forth:

(i) the name and record address of the Proponent, as they appear on the Company’s books;

(ii) the name and address of any Member Associated Person;

(iii) as to each Proponent and any Member Associated Person, (a) the class or series and number of shares directly or indirectly held of record and beneficially by the Proponent or Member Associated Person, (b) the date such shares were acquired, (c) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Member Business between or among the Proponent, any Member Associated Person or any others (including their names) acting in concert with any of the foregoing, (d) a description of any Derivative that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Member Associated Person, (e) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Member Associated Person has a right to vote any shares of the Company, (f) any rights to dividends on the shares of the Company owned beneficially by the Proponent or Member Associated Person that are separated or separable from the underlying shares of the Company, (g) any proportionate interest in shares of the Company or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Member Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (h) any performance-related fees (other than an asset-based fee) to which the Proponent or Member Associated Person is entitled based on any increase or decrease in the value of shares of the Company or Derivatives thereof, if any, as of the date of such notice;

(iv) a representation that each Proponent is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Member Business;

(v) a brief description of the Member Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Memorandum or these Articles, the language of the proposed amendment) and the reasons for conducting such Member Business at the meeting;

(vi) any material interest of each Proponent and any Member Associated Person in such Member Business;

(vii) a representation as to whether the Proponent intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve or adopt such Member Business or (b) otherwise to solicit proxies from members in support of such Member Business;

(viii) all other information that would be required to be filed with the Securities and Exchange Commission if the Proponent or Member Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

(ix) a representation that the Proponent shall provide any other information reasonably requested by the Company.

(e) The Proponent shall also provide any other information reasonably requested by the Company within ten Business Days after such request.

(f) In addition, the Proponent shall further update and supplement the information provided to the Company in the Notice of Business or upon the Company’s request pursuant to Regulation 69(e), as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of ten Business Days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at the principal executive office of the Company, addressed to the Secretary, by no later than five Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven Business Days before the date for the meeting (in the case of the update and supplement required to be made as of ten Business Days before the meeting or any adjournment or postponement thereof).

(g) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought before the meeting in accordance with the procedures set forth in this Regulation 69, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(h) If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of members to present the Member Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 69, to be considered a qualified representative of the Proponent, a person must be a duly authorised officer, manager or partner of such Proponent or must be authorised by a writing executed by such Proponent or an electronic transmission delivered by such Proponent to act for such Proponent as proxy at the meeting of members, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of members.

(i) In the event that Rule 14a-8 under the Exchange Act applies to the Company, the notice requirements of this Regulation 69 shall be deemed satisfied with respect to member proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. Further, nothing in this Regulation 69 shall be deemed to affect any rights of the holders of any New Class of Shares pursuant to any applicable provision of the Memorandum or these Articles.

70.

(a) Subject to Regulation 70(k), only persons who are nominated in accordance with the procedures set forth in this Regulation 70 are eligible for election as Directors.

(b) Nominations of persons for election to the Board of Directors may only be made at a meeting properly called for the election of directors and only (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by a member who (a) was a member of record of the Company when the notice required by this Regulation 70 is delivered to the Secretary and at the time of the meeting, (b) is entitled to vote for the election of directors at the meeting and (c) complies with the notice and other provisions of this Regulation 70. Subject to Regulation 70(k), Regulation 70(b)(ii) is the exclusive means by which a member may nominate a person for election to the Board of Directors.

(c) Subject to Regulation 70(k), all nominations of Member Nominees must be made by timely Notice of Nomination. To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the principal executive office of the Company, addressed to the attention of the Secretary, by the following dates:

(i) in the case of the nomination of a Member Nominee for election as a director at an annual meeting of members, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of members; provided, however, that if (a) the annual meeting of members is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the prior year’s annual meeting of members, (b) no annual meeting was held during the prior year or (c) in the case of the Company’s first annual meeting of members as a company with a class of equity securities registered under the Exchange Act, the notice by the member to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure; and

(ii) in the case of the nomination of a Member Nominee for election as a director at a special meeting of members, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or Public Disclosure.

(d) Notwithstanding anything herein to the contrary, if the number of directors to be elected to the Board of Directors at a meeting of members is increased and there is no Public Disclosure by the Company naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the principal executive office of the Company, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Company.

(e) In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(f) The Notice of Nomination shall set forth:

(i) the Member Information with respect to each Nominating Member and Member Associated Person;

(ii) a representation that each member nominating a Member Nominee is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) all information regarding each Member Nominee and Member Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Member Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Regulation 71;

(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Member, Member Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Member, Member Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Member Nominee were a director or executive of such registrant;

(v) a representation as to whether the Nominating Member intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination or (b) otherwise to solicit proxies from members in support of such nomination;

(vi) all other information that would be required to be filed with the Securities and Exchange Commission if the Nominating Member and Member Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

(vii) a representation that the Nominating Member shall provide any other information reasonably requested by the Company.

(g) The Nominating Member shall also provide any other information reasonably requested by the Company within ten Business Days after such request.

(h) In addition, the Nominating Member shall further update and supplement the information provided to the Company in the Notice of Nomination or upon the Company’s request pursuant to Regulation 70(g), as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at the principal executive office of the Company, addressed to the Secretary, by no later than five Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven Business Days before the date for the meeting (in the case of the update and supplement required to be made as of ten Business Days before the meeting or any adjournment or postponement thereof).

(i) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Regulation 70, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(j) If the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the applicable meeting of members to nominate the Member Nominee, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 70, to be considered a qualified representative of the Nominating Member, a person must be a duly authorised officer, manager or partner of such Nominating Member or must be authorised by a writing executed by such Nominating Member or an electronic transmission delivered by such Nominating Member to act for such Nominating Member as proxy at the meeting of members, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of members.

(k) Nothing in this Regulation 70 shall be deemed to affect any rights of the holders of any New Class of Shares pursuant to any applicable provision of the Memorandum or these Articles.

71. Unless the Board of Directors determines otherwise, to be eligible to be a nominee for election or reelection as a director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Regulation 70) to the Secretary at the principal executive office of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (i) any Voting Commitment with any person or entity that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director under applicable Law and (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein.

72. The order of business at all meetings of members shall be as determined by the person presiding over the meeting.

DIRECTORS

73. The first directors of the Company shall be appointed by the subscribers to the Memorandum; and, thereafter, the directors (other than New Share Directors) shall be elected by a resolution approved at the annual meeting of members of the Company by the affirmative vote of a plurality of the votes of the shares entitled to vote thereon that were present at the meeting and were voted and not abstained.

74.

(a) Except as otherwise provided for or fixed pursuant to the rights of the holders of any New Class of Shares to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than one nor more than 12, with the then-authorised number of directors being fixed from time to time by the Board of Directors in accordance with these Articles.

(b) During any period when the holders of any New Class of Shares have the right to elect additional directors, upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorised number of directors of the Company shall automatically be increased by such specified number of additional directors, and the holders of New Shares shall be entitled to elect the additional directors pursuant to the designation of the New Class of Shares, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors, whenever the holders of any New Class of Shares having such right to elect additional directors are divested of such right pursuant to the provisions of such New Class of Shares, the terms of office of all such additional directors elected by the holders of such New Class of Shares, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total and authorised number of directors of the Company shall be reduced accordingly.

75. The Board of Directors (other than New Share Directors) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2014 annual meeting of members; Class II directors shall initially serve until the 2015 annual meeting of members; and Class III directors shall initially serve until the 2016 annual meeting of members. Commencing with the 2014 annual meeting of members, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than New Share Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

76. Except for New Share Directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by a resolution of members, provided that if, at any time, the Cordial Group no longer beneficially owns at least 50% of the then-outstanding shares, removal of any director, or the entire Board of Directors, must be effected by a resolution of members holding at least 75% of the voting power of the then-outstanding voting shares of the Company.

77. A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

78. Notwithstanding Regulation 70 and subject to the rights of the holders of any New Class of Shares then outstanding, newly created directorships resulting from any increase in the authorised number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

79. The Company shall keep a register of the Board of Directors containing:

(a) the names and addresses of the persons who are directors of the Company;

(b) the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c) the date on which each person named as a director ceased to be a director of the Company.

80. A copy of the register of directors shall be kept at the registered office of the Company, and the Company may determine by resolution of directors to register a copy of the register with the Registrar.

81. With prior or subsequent approval by a resolution of members, the Board of Directors may, by a resolution of directors, fix the emoluments of the Board of Directors with respect to services to be rendered in any capacity to the Company.

82. A director shall not require a share qualification and may be an individual or a company.

POWERS OF DIRECTORS

83. The business and affairs of the Company shall be managed by the directors, who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles, nor shall such requirement invalidate any prior act of the Board of Directors which would have been valid if such requirement had not been made.

84. The Board of Directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

85. Every officer or agent of the Company has such powers and authority of the Board of Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

86. Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the Board of Directors or with respect to written consents.

87. The continuing directors may act notwithstanding any vacancy in the Board of Directors, save that if their number is reduced to their knowledge below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the Board of Directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of members.

88. The Board of Directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or pledged as security for any debt, liability or obligation of the Company or of any third party.

89. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

90. The Company shall maintain at its registered office a register of mortgages, charges and other encumbrances in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance:

(a) the sum secured;

(b) the assets secured;

(c) the name and address of the mortgagee, chargee or other encumbrancer;

(d) the date of creation of the mortgage, charge or other encumbrance; and

(e) the date on which the particulars specified above in respect of the mortgage, charge or other encumbrance are entered in the register.

91. The Company may further determine by a resolution of directors to register a copy of the register of mortgages, charges or other encumbrances with the Registrar.

92. A resolution of members shall be required under Section 175 of the Act for any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets of the Company if such disposition is not made by the Company to one or more subsidiaries of the Company, provided that if, at any time, the Cordial Group no longer beneficially owns at least 50% of the then-outstanding shares, any such disposition not made by the Company to one or more subsidiaries of the Company must be effected by a resolution of members holding at least 75% of the voting power of the then-outstanding voting shares of the Company.

PROCEEDINGS OF DIRECTORS

93. The Board of Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Board of Directors may determine to be necessary or desirable.

94. A director shall be deemed to be present at a meeting of the Board of Directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

95. A director shall be given not less than three days’ notice of meetings of the Board of Directors, but a meeting of the Board of Directors held without three days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver on his part.

96. A director may by a written instrument appoint an alternate who need not be a director, and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

97. A meeting of the Board of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate more than one half of the total number of directors, unless the total number of directors is two, in which case a quorum shall be two directors.

98. If the Company shall have only one director, the provisions herein contained for meetings of the Board of Directors shall not apply, but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or these Articles required to be exercised by the members of the Company and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of directors. Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

99. At every meeting of the Board of Directors, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting, the directors present shall choose someone of their number to be Chairman of the meeting.

100. An action that may be taken by the Board of Directors or a committee of the Board of Directors at a meeting may also be taken by a resolution of directors or a committee of the Board of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by a simple majority of the directors or members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

101. The Board of Directors shall cause the following corporate records to be kept:

(a) minutes of all meetings of the Board of Directors, members, committees of the Board of Directors, committees of officers and committees of members;

(b) copies of all resolutions consented to by the Board of Directors, members, committees of the Board of Directors, committees of officers and committees of members; and

(c) such other accounts and records as the Board of Directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

102. The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the Board of Directors determines.

103. The Board of Directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

104. Each committee of the Board of Directors has such powers and authorities of the Board of Directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint the Board of Directors or fix their emoluments, or to appoint officers or agents of the Company.

105. The meetings and proceedings of each committee of the Board of Directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of the Board of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

106. The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

107. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of the Board of Directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable Law, and the Treasurer to be responsible for the financial affairs of the Company.

108. The emoluments of all officers shall be fixed by resolution of directors.

109. The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

110. No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of the Board of Directors or at the meeting of the committee of the Board of Directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

111. A director who has an interest in any particular business to be considered at a meeting of the Board of Directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

112.

(a) To the fullest extent permitted by applicable Law, directors shall not be personally liable to the Company or any member for any acts or omissions in the performance of their duties as directors.

(b) The rights conferred on any person to be indemnified hereunder shall not be exclusive of any other rights that such person may have or hereafter acquire under any Law, provision of the Memorandum or these Articles, agreement, resolution of directors, resolution of members or otherwise.

(c) Subject to the limitations hereinafter provided, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(ii) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

(d) If a person to be indemnified provides an undertaking to repay expense advances if it should be ultimately determined that the person is not entitled to be indemnified pursuant to these Articles, the Company shall pay any expenses, including legal fees, reasonably incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of such proceedings.

113. Notwithstanding the foregoing, the Company shall indemnify a person only if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

114. The decision of the Board of Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of Law is involved.

115. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

116. If a person to be indemnified has been successful in defence of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by the person in connection with the proceedings.

117. The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

118. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The Board of Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office of the Company. Except as otherwise expressly provided herein, the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorised from time to time by resolution of directors. Such authorisation may be before or after the seal is affixed, may be general or specific and may refer to any number of sealings. The Board of Directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument, and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS BY WAY OF DIVIDENDS

119. Subject always to Paragraphs 15 through 18B of the Memorandum, the Board of Directors may, by resolution of directors, authorise a Distribution by way of dividend at a time and in an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

120. Subject always to Paragraphs 15 through 18B of the Memorandum, dividends may be paid in money, shares or other property.

121. Subject always to Paragraphs 15 through 18B of the Memorandum, notice of any dividend that may have been declared shall be given to each member as specified in Regulation 132, and all dividends unclaimed for three years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

122. No dividend shall bear interest as against the Company, and no dividend shall be paid on treasury shares.

ACCOUNTS AND AUDIT

123. The Company may by resolution of members call for the Board of Directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

124. The Company may by resolution of members call for the accounts to be examined by auditors.

125. The first auditors shall be appointed by resolution of directors, subsequent auditors shall be appointed by a resolution of members.

126. The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

127. The remuneration of the auditors of the Company:

(a) in the case of auditors appointed by the Board of Directors, may be fixed by resolution of directors; and

(b) subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

128. The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not:

(a) in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b) all the information and explanations required by the auditors have been obtained.

129. The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

130. Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

131. The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company as which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

132. Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the register of members.

133. Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

134. Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

135. The Board of Directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment, or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

ARBITRATION

136. Whenever any difference arises between the Company on the one hand and any of the members or their executors, administrators or assigns on the other hand, touching the true intent and construction or the incidence or consequences of the Memorandum, these Articles or of the Act, touching anything done or executed, omitted or suffered in pursuance of the Act or touching any breach or alleged breach or otherwise relating to the premises or to these Articles, the Memorandum, or to any Act or Ordinance affecting the Company or to any of the affairs of the Company such difference shall, unless the parties agree to refer the same to a single arbitrator, be referred to 2 arbitrators one to be chosen by each of the parties to the difference and the arbitrators shall before entering on the reference appoint an umpire.

137. If either party to the reference makes default in appointing an arbitrator either originally or by way of substitution (in the event that an appointed arbitrator shall die, be incapable of acting or refuse to act) for 10 days after the other party has given him notice to appoint the same, such other party may appoint an arbitrator to act in the place of the arbitrator of the defaulting party.

VOLUNTARY WINDING UP AND DISSOLUTION

138. The Company may voluntarily commence to wind up and dissolve by a resolution of members, but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of directors.

138A. The provisions of Paragraphs 18A(c) and 18B(c) of the Memorandum shall apply (to the maximum extent permitted by applicable Law) in respect of any liquidation, dissolution or winding up of the Company.

CONTINUATION

139. The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the Laws of a jurisdiction outside the British Virgin Islands in the manner provided under those Laws.

We, Jordans Trust Company (BVI) Limited of Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the Laws of the British Virgin Islands hereby sign these Articles of Association on 10 September 2012.

Incorporator

Signed:

Ouida Nisbett

Authorised Signatory

Jordans Trust Company (BVI) Limited